Exhibit 99.1

Sanara MedTech Inc. Reports First Quarter 2025 Financial Results (Unaudited)

Q1 Net Revenue Increased 26% Year-Over-Year

FORT WORTH, TX, May 14, 2025 (GLOBE NEWSWIRE) - Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) (Nasdaq: SMTI), a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets, today reported its financial results for the first quarter ended March 31, 2025.

First Quarter 2025 Financial Summary

●	Net revenue increased 26% to $23.4 million, compared to $18.5 million in the first quarter of 2024.

●	Net loss of $3.5 million, compared to a net loss of $1.8 million in the first quarter of 2024.

●	Adjusted EBITDA(1) of $0.7 million, compared to $0.3 million in the first quarter of 2024.

(1) Adjusted EBITDA is a non-GAAP financial measure. See the discussion and the reconciliations at the end of this release for additional information.

First Quarter 2025 Operational Announcements

●	On January 21, 2025, the Company announced the execution of an exclusive license and distribution agreement with, and minority investment in, Biomimetic Innovations Ltd (“BMI”), a privately-held medical device company headquartered in Shannon, Ireland. Sanara acquired the exclusive U.S. marketing, sales, and distribution rights to BMI’s OsStic® Synthetic Injectable Structural Bio-Adhesive Bone Void Filler, as well as a hardware agnostic adjunctive internal fixation technology (“ARC”).

●	On January 21, 2025, the Company announced the expansion of its executive leadership team with new appointments, effective January 15, 2025. Elizabeth Taylor was appointed to the position of Chief Financial Officer, succeeding Michael McNeil, who was appointed to serve as Chief Accounting Officer and Chief Administrative Officer.

●	On March 19, 2025, the Company entered into the First Amendment to Term Loan Agreement with CRG Servicing LLC (“CRG”), which amended Sanara’s existing term loan with CRG (as amended, the “CRG Term Loan Agreement”) to provide for up to two additional borrowings under the term loan, and extended the date by which borrowings are permitted to occur to December 31, 2025. The total available borrowing amount under the facility and the related interest rate and fees were not modified. On March 31, 2025, the Company borrowed an additional $12.25 million under the CRG Term Loan Agreement, which may be used for permitted acquisition opportunities and for general working capital and corporate purposes. Pursuant to the terms of the CRG Term Loan Agreement, the Company may make one additional borrowing of up to $12.25 million on or before December 31, 2025.

Management Comments

“The commercial team for our Sanara Surgical segment delivered a strong start to 2025, with net revenue growth in the first quarter of 26% year-over-year, which was consistent with our expectations,” stated Ron Nixon, Sanara’s Executive Chairman and CEO. “Our Sanara Surgical segment revenue performance reflects impressive execution of our commercial strategy, marked by progress in developing our network of distributor partners, adding new healthcare facility customers, and increasing our penetration of existing facility customers. We are pleased to complement our Sanara Surgical segment revenue performance with enhanced gross margins, and while net loss for the Sanara Surgical segment increased $0.2 million on a year-over-year basis, we achieved a $1.5 million improvement in Segment Adjusted EBITDA(1). In tandem, we enhanced our new product pipeline with the execution of an exclusive agreement with BMI, expanded our leadership team with key appointments, and continued to develop our value-based wound care program, Tissue Health Plus.”

Mr. Nixon continued: “Over the balance of 2025, we remain focused on driving revenue growth and improving profitability in our Sanara Surgical segment. In parallel, our Tissue Health Plus team is preparing to launch our first pilot program with a wound care provider group later in the second quarter, while actively pursuing financial partners to invest in the execution of our THP strategy. We look forward to building on our recent progress in 2025, and addressing the large surgical greenfield opportunity that remains ahead of us, for the benefit of all of our stakeholders.”

(1) Segment Adjusted EBITDA is a non-GAAP financial measure. See the discussion and the reconciliations at the end of this release for additional information.

First Quarter 2025 Revenue

The following table summarizes revenue streams from product sales for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,
	2025	2024	$ Change	% Change
Soft tissue repair products	$20,532,440	$16,082,292	$4,450,148	28%
Bone fusion products	2,901,656	2,454,346	447,310	18%
Total Net Revenue	$23,434,096	$18,536,638	$4,897,458	26%

First Quarter 2025 Financial Results

Net revenue for the first quarter of 2025 was $23.4 million, compared to $18.5 million for the first quarter of 2024, an increase of $4.9 million, or 26%, year-over-year. The increase in net revenue was driven by an increase of $4.5 million, or 28%, in sales of soft tissue repair products and an increase of $0.4 million, or 18%, in sales of bone fusion products. The increase in sales of soft tissue repair products was driven primarily by increased demand for CellerateRX® Surgical Activated Collagen® (“CellerateRX Surgical”) and, to a lesser extent, BIASURGE® Advanced Surgical Solution (“BIASURGE”) as a result of the Company’s increased penetration of medical facilities that represent existing accounts, expansion into additional medical facilities, and development of its independent distribution network in both new and existing U.S. markets.

Gross profit for the first quarter of 2025 was $21.6 million, compared to $16.6 million for the first quarter of 2024, an increase of $5.0 million, or 30%, year-over-year. The increase in gross profit was primarily driven by increased sales of soft tissue repair products. Gross margin was 92% of net revenue for the first quarter of 2025, compared to 90% of net revenue for the first quarter of 2024. The higher gross margin realized in the first quarter of 2025 was due to increased sales of soft tissue repair products and lower manufacturing costs related to CellerateRX Surgical.

Operating expenses for the first quarter of 2025 were $23.7 million, compared to $18.2 million for the first quarter of 2024, an increase of $5.5 million, or 30%, year-over-year. The increase in operating expenses was driven primarily by an increase of $5.2 million, or 32%, in selling, general and administrative (“SG&A”) and an increase of $0.2 million, or 18%, in research and development. The increase in SG&A was primarily driven by a $2.4 million increase in direct sales and marketing expenses in the Sanara Surgical segment, $1.7 million of additional SG&A in the Tissue Health Plus segment, and approximately $0.7 million related to the buildout of the Company’s corporate infrastructure.

Operating loss for the first quarter of 2025 was $2.1 million, compared to operating loss of $1.5 million for the first quarter of 2024.

Other expense for the first quarter of 2025 was $1.4 million, compared to $0.3 million for the first quarter of 2024. Other expense for the first quarter of 2025 primarily included higher interest expense and fees related to the CRG Term Loan Agreement.

Net loss for the first quarter of 2025 was $3.5 million compared to a net loss of $1.8 million for the first quarter of 2024. The Company’s Sanara Surgical segment generated a net loss of $0.6 million for the first quarter of 2025, compared to a net loss of $0.4 million for the first quarter of 2024. The Company’s Tissue Health Plus segment generated a net loss of $2.9 million for the first quarter of 2025, compared to a net loss of $1.4 million for the first quarter of 2024.

Adjusted EBITDA(1) for the first quarter of 2025 was $0.7 million, compared to $0.3 million for the first quarter of 2024. The Company’s Sanara Surgical segment generated Segment Adjusted EBITDA(1) of $2.7 million for the first quarter of 2025, compared to $1.2 million for the first quarter of 2024. The Company’s Tissue Health Plus segment generated Segment Adjusted EBITDA(1) of ($2.0) million for the first quarter of 2025, compared to ($0.9) million for the first quarter of 2024.

As of March 31, 2025, Sanara had $20.7 million of cash, $42.8 million of principal debt obligations outstanding, and $12.25 million of available borrowing capacity, compared to $15.9 million, $30.5 million, and $24.5 million, respectively, as of December 31, 2024.

(1) Adjusted EBITDA and Segment Adjusted EBITDA are non-GAAP financial measures. See the discussion and the reconciliations at the end of this release for additional information.

Conference Call

Sanara will host a conference call on Wednesday, May 14, 2025, at 8:00 a.m. Eastern Time to discuss the results for the quarter ended March 31, 2025, and hold a question and answer session at the end of the call. The toll-free number to call for this teleconference is 888-506-0062 (international callers: 973-528-0011) and the access code is 490762. A telephonic replay of the conference call will be available through Wednesday, May 28, 2025, by dialing 877-481-4010 (international callers: 919-882-2331) and entering the replay passcode: 52308.

A live webcast of Sanara’s conference call will be available under the “Events” section of the Company’s Investor Relations website, www.SanaraMedTech.com/investor-relations/. An online replay will be available for approximately one year following the conclusion of the live broadcast.

About Sanara MedTech Inc.

Sanara MedTech Inc. is a medical technology company focused on developing and commercializing transformative technologies to improve clinical outcomes and reduce healthcare expenditures in the surgical, chronic wound and skincare markets. The Company markets, distributes and develops surgical, wound and skincare products for use by physicians and clinicians in hospitals, clinics and all post-acute care. Sanara’s products are primarily sold in the North American advanced wound care and surgical tissue repair markets. Sanara markets and distributes CellerateRX® Surgical Activated Collagen®, FORTIFY TRG® Tissue Repair Graft and FORTIFY FLOWABLE® Extracellular Matrix as well as a portfolio of advanced biologic products focusing on ACTIGEN™ Verified Inductive Bone Matrix, ALLOCYTE® Plus Advanced Viable Bone Matrix, BiFORM® Bioactive Moldable Matrix, TEXAGEN® Amniotic Membrane Allograft, and BIASURGE® Advanced Surgical Solution to the surgical market. In addition, the following products are sold in the wound care market: BIAKŌS® Antimicrobial Skin and Wound Cleanser, BIAKŌS® Antimicrobial Wound Gel, and BIAKŌS® Antimicrobial Skin and Wound Irrigation Solution. Sanara’s pipeline also contains potentially transformative product candidates for mitigation of opportunistic pathogens and biofilm, wound re-epithelialization and closure, necrotic tissue debridement and cell compatible substrates. The Company believes it has the ability to drive its pipeline from concept to preclinical and clinical development while meeting quality and regulatory requirements. Sanara is constantly seeking long-term strategic partnerships with a focus on products that improve outcomes at a lower overall cost. For more information, please visit SanaraMedTech.com.

Information about Forward-Looking Statements

The statements in this press release that do not constitute historical facts are “forward-looking statements,” within the meaning of and subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements may be identified by terms such as “aims,” “anticipates,” “believes,” contemplates,” “continue,” “could,” “estimates,” “expect,” “forecast,” “guidance,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “preliminary,” “projects,” “seeks,” “should,” “targets,” “will” or “would,” or the negatives of these terms, variations of these terms or other similar expressions. These forward-looking statements include, among others, statements regarding the timing of the Company’s planned commercial launch of its Tissue Health Plus platform, the Company’s business strategy and mission, the development of new products, the timing of commercialization of the Company’s products, the regulatory approval process and expansion of the Company’s business into value-based skincare, wound care and other services. These items involve risks, contingencies and uncertainties such as uncertainties associated with the development and process for obtaining regulatory approval for new products, the Company’s ability to build out its executive team, the Company’s ability to identify and effectively utilize the net proceeds of the CRG Term Loan Agreement to support the Company’s growth initiatives, the extent of product demand, market and customer acceptance, the effect of economic conditions, competition, pricing, uncertainties associated with the development and process for obtaining regulatory approval for new products, the ability to consummate and integrate acquisitions, and other risks, contingencies and uncertainties detailed in the Company’s SEC filings, which could cause the Company’s actual operating results, performance or business plans or prospects to differ materially from those expressed in, or implied by these statements.

All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events, except as required by applicable securities laws.

Investor Relations Contact:

Jack Powell or Mike Piccinino, CFA

ICR Healthcare

IR@sanaramedtech.com

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31, 2025	December 31, 2024
Assets
Current assets
Cash	$20,687,806	$15,878,295
Accounts receivable, net	11,861,502	12,408,819
Accounts receivable – related parties	42,819	40,566
Inventory, net	3,159,382	2,753,032
Convertible loan receivable	-	1,101,478
Prepaid and other assets	1,091,039	1,123,798
Total current assets	36,842,548	33,305,988

Long-term assets
Intangible assets, net	42,013,997	41,006,776
Goodwill	3,601,781	3,601,781
Investment in equity securities	10,690,283	8,297,223
Right of use assets – operating leases	1,173,851	1,447,907
Property and equipment, net	2,056,121	432,317
Total long-term assets	59,536,033	54,786,004

Total assets	$96,378,581	$88,091,992

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$2,095,600	$1,499,764
Accounts payable – related parties	41,805	30,913
Accrued bonuses and commissions	8,212,379	10,778,840
Accrued royalties and expenses	2,701,561	2,621,867
Operating lease liabilities – current	229,710	358,687
Total current liabilities	13,281,055	15,290,071

Long-term liabilities
Long-term debt	43,402,223	30,689,290
Earnout liabilities – long-term	771,001	748,001
Operating lease liabilities – long-term	1,087,947	1,237,051
Other long-term liabilities	1,168,778	1,215,617
Total long-term liabilities	46,429,949	33,889,959

Total liabilities	59,711,004	49,180,030

Commitments and contingencies

Shareholders’ equity
Common Stock: $0.001 par value, 20,000,000 shares authorized; 8,903,630 issued and outstanding as of March 31, 2025 and 8,753,773 issued and outstanding as of December 31, 2024	8,904	8,754
Additional paid-in capital	77,973,673	77,179,211
Accumulated deficit	(41,311,569)	(37,784,392)
Total Sanara MedTech shareholders’ equity	36,671,008	39,403,573
Equity attributable to noncontrolling interest	(3,431)	(491,611)
Total shareholders’ equity	36,667,577	38,911,962
Total liabilities and shareholders’ equity	$96,378,581	$88,091,992

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2025	2024

Net Revenue	$23,434,096	$18,536,638

Cost of goods sold	1,834,967	1,890,046

Gross profit	21,599,129	16,646,592

Operating expenses
Selling, general and administrative	21,440,610	16,192,259
Research and development	1,114,138	946,298
Depreciation and amortization	1,124,410	1,105,420
Change in fair value of earnout liabilities	-	(65,678)
Total operating expenses	23,679,158	18,178,299

Operating loss	(2,080,029)	(1,531,707)

Other income (expense)
Interest expense	(1,317,092)	(267,336)
Share of losses from equity method investments	(143,608)	-
Interest income	3,672	-
Gain on disposal of property and equipment	9,674	-
Total other income (expense)	(1,447,354)	(267,336)

Net loss	(3,527,383)	(1,799,043)

Less: Net loss attributable to noncontrolling interest	(206)	(34,859)

Net loss attributable to Sanara MedTech shareholders	$(3,527,177)	$(1,764,184)

Net loss per share of common stock, basic and diluted	$(0.41)	$(0.21)

Weighted average number of common shares outstanding, basic and diluted	8,570,104	8,419,528

SANARA MEDTECH INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2025	2024

Cash flows from operating activities:
Net loss	$(3,527,383)	$(1,799,043)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,124,410	1,105,420
Gain on disposal of property and equipment	(9,674)	-
Credit loss expense	179,034	65,000
Inventory obsolescence	199,278	95,235
Share-based compensation	1,304,904	803,386
Noncash lease expense	274,055	100,517
Share of losses from equity method investments	143,608	-
Back-end fee	176,079	-
Paid-in-kind interest	411,324	-
Accretion of finance liabilities	43,630	58,834
Amortization and write-off of debt issuance costs	59,280	3,083
Change in fair value of earnout liabilities	-	(65,678)
Changes in operating assets and liabilities:
Accounts receivable, net	368,284	(735,490)
Accounts receivable – related parties	(2,254)	(14,602)
Inventory, net	(605,628)	393,148
Prepaid and other assets	32,759	(303,182)
Accounts payable	595,836	(732,266)
Accounts payable – related parties	10,892	9,311
Accrued royalties and expenses	67,224	300,574
Accrued bonuses and commissions	(2,566,461)	(783,390)
Operating lease liabilities	(278,081)	(95,227)
Net cash used in operating activities	(1,998,884)	(1,594,370)
Cash flows from investing activities:
Purchases of property and equipment	(1,722,649)	(65,818)
Proceeds from disposal of property and equipment	60,000	-
Investment in equity securities	(3,517,206)	-
Net cash used in investing activities	(5,179,855)	(65,818)
Cash flows from financing activities:
Loan proceeds, net of debt issuance costs of $183,750 in 2025 and zero in 2024	12,066,250	-
Net settlement of equity-based awards	-	(580,794)
Cash payment of finance and earnout liabilities	(78,000)	(78,000)
Net cash provided by (used in) financing activities	11,988,250	(658,794)
Net increase (decrease) in cash	4,809,511	(2,318,982)
Cash, beginning of period	15,878,295	5,147,216
Cash, end of period	$20,687,806	$2,828,234

Cash paid during the period for:
Interest	$626,779	$205,591
Supplemental noncash investing and financing activities:
Nonmonetary exchange to acquire intangible assets	2,084,278	-
Conversion of note receivable into equity method investment	1,101,478	-

SANARA MEDTECH INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES (UNAUDITED)

To supplement the Company’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call, including Adjusted EBITDA and Segment Adjusted EBITDA. The Company’s management uses these non-GAAP financial measures, both internally and externally, to assess and communicate the financial performance of the Company. The Company defines Adjusted EBITDA as net income (loss) excluding interest expense/income, provision/benefit for income taxes, depreciation and amortization, non-cash share-based compensation expense, change in fair value of earnout liabilities, share of losses from equity method investments, executive separation costs, legal and diligence expenses related to acquisitions, and gains/losses on the disposal of property and equipment, as each is applicable to the periods presented. Segment Adjusted EBITDA is calculated in the same manner as Adjusted EBITDA but is presented on a segment basis.

The Company believes Adjusted EBITDA and Segment Adjusted EBITDA are useful to investors because they facilitate comparisons of its core business operations across periods on a consistent basis. Accordingly, the Company adjusts for certain items, such as change in fair value of earnout liabilities, when calculating Adjusted EBITDA and Segment Adjusted EBITDA because the Company believes that such items are not related to the Company’s core business operations.

The Company’s non-GAAP financial measures are not in accordance with, nor an alternative for, measures conforming to GAAP and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles. The Company continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. The Company does not, nor does it suggest that, investors should consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Material limitations associated with the use of such measures include that they do not reflect all costs included in operating expenses and may not be comparable with similarly named financial measures of other companies. Furthermore, these non-GAAP financial measures are based on subjective determinations of management regarding the nature and classification of events and circumstances. The Company presents these non-GAAP financial measures to provide investors with information to evaluate the Company’s operating results in a manner similar to how management evaluates business performance. To compensate for any limitations in such non-GAAP financial measures, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information and the related non-GAAP financial measures. Whenever the Company uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure. Investors are encouraged to review and consider these reconciliations.

Segment Adjusted EBITDA is reported to the chief operating decision maker, the Chief Executive Officer, for purposes of making decisions about allocating resources to the segments and assessing their performance. We have provided a reconciliation of this measure as it relates to our segments below.

Reconciliation of Net Income (Loss) to Segment Adjusted EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
	2025			2024
	Sanara Surgical	THP	Total	Sanara Surgical	THP	Total
Net Loss	$(615,105)	$(2,912,278)	$(3,527,383)	$(387,191)	$(1,411,852)	$(1,799,043)
Adjustments:
Interest expense	1,317,092	-	1,317,092	267,336	-	267,336
Depreciation and amortization	688,571	435,839	1,124,410	698,502	406,918	1,105,420
Noncash share-based compensation	1,175,496	129,408	1,304,904	753,615	49,771	803,386
Change in fair value of earnout liabilities	-	-	-	(103,782)	38,104	(65,678)
Share of losses from equity method investments	143,608	-	143,608	-	-	-
Gain on disposal of property and equipment	(10,932)	1,258	(9,674)	-	-	-
Interest income	(3,672)	-	(3,672)	-	-	-
Acquisition costs (1)	-	308,684	308,684	-	-	-
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated)	$2,695,058	$(2,037,089)	$657,969	$1,228,480	$(917,059)	$311,421
Net revenue	$23,434,096	$-	$23,434,096	$18,536,638	$-	$18,536,638
Net Loss as a % of Net Revenue	(2.6)%	N/A	(15.1)%	(2.1)%	N/A	(9.7)%
Segment Adjusted EBITDA (on a segment basis) / Adjusted EBITDA (consolidated) as a % of Net Revenue	11.5%	N/A	2.8%	6.6%	N/A	1.7%

(1)	Acquisition costs include legal, tax and accounting services related to prospective acquisitions.